  Exhibit 10.2

PROMISSORY NOTE DUE JUNE 30, 2020

$1,000,000.00	Issuance Date: December 31, 2019

For value received, IOTA Communications, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to Link Labs, Inc., a Delaware corporation (the “Lender”), the aggregate principal amount of $1,000,000.00 (the “Principal”), or such lesser amount as may then be outstanding hereunder, and all interest due thereon, on the terms and conditions set forth in this Promissory Note (this “Note”).

1. Interest. Interest on the Principal, or such lesser amount as may be outstanding hereunder from time to time, shall accrue from the date hereof until payment in full, at a fixed rate equal to the Applicable Federal Rate if paid in full when due, provided that the interest rate shall be eighteen percent (18%) per annum on any overdue amounts for all periods following the overdue date until paid. Interest shall be calculated on the basis of a 365 day year for the actual number of days elapsed, and shall be compounded quarterly.

2. Maturity. Except as otherwise provided pursuant to this Note, all outstanding principal and interest owing hereunder (the “Outstanding Amount”) shall be paid on June 30, 2020 (the “Maturity Date”).

3. Prepayment. This Note shall be prepayable, without penalty, at any time by the Borrower.

4. Termination. The obligations of the Borrower pursuant to this Note shall remain in full force and effect until the Outstanding Amount shall have been indefeasibly paid in full in immediately available funds in accordance with the terms hereof, at which time this Note shall automatically terminate without any further action required.

5. Event of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a) the Borrower fails to pay timely the Outstanding Amount within ten days of such amount becoming due and payable pursuant to this Note;

(b) the Borrower shall: (i) discontinue its business; (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or a substantial part of its property; (iii) admit in writing its inability to pay its debts as they mature; (iv) make a general assignment for the benefit of creditors; or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding pursuant to any such law; or

(c) there shall be filed against the Borrower an involuntary petition seeking reorganization of the Borrower or the appointment of a receiver, trustee, custodian or liquidator of the Borrower or a substantial part of its assets, or an involuntary petition pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”), and such Involuntary Petition shall not have been dismissed within thirty days after it was filed.

Remedies. Upon the occurrence of any Event of Default, the Lender may declare the Outstanding Amount immediately due and payable, whereupon said principal and interest shall be immediately due and payable without presentment, demand, protest or other notice of any kind, each of which is expressly waived by the Borrower. Further, the Lender shall have all rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver of such Event of Default or the waiver of any other Event of Default.

6. Usury. In no event shall the interest rate payable pursuant to this Note exceed the highest rate permissible pursuant to any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender, in executing and delivering this Note, intend legally to agree upon the rate of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate of interest or manner of payment exceeds the maximum allowable pursuant to applicable law, then, as of the date of this Note, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of any remaining obligations to the extent of such excess.

7. Miscellaneous.

(a) Transfers. The Borrower shall maintain a register indicating the holder of this Note and all payments made hereunder shall be to the registered holder. This Note may be transferred only upon its surrender to the Borrower for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Borrower. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note.

(b) Successors and Assigns. This agreement is binding upon, and inures to the benefit of, the Borrower and the Lender and their respective successors and assigns.

(c) Amendment and Waiver. No amendment, modification or waiver of the terms of this Note shall be binding unless placed in writing and fully executed by the Borrower and the Lender. Failure to enforce any provisions of this Agreement shall not constitute a waiver of any of the terms and conditions hereof.

(d) Severability.  If any provision of this Note is declared void, such provision shall be deemed severed from this Note, which shall otherwise remain in full force and effect.

(e) Counterparts.  This Note may be executed in counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

(f) Governing Law. This Note shall in all respects be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws principles.

(g) Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING PURSUANT TO OR RELATING TO THIS NOTE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Promissory Note, as of the date first set forth above.

BORROWER:

IOTA COMMUNICATIONS, INC.

By:	/s/ Terrence DeFranco
Name: Terrence DeFranco
Title: Chief Executive Officer

LENDER:

LINK LABS, INC.

By:	/s/ Jennifer Halstead
Name: Jennifer Halstead
Title: Chief Financial Officer